UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 16, 2006

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

California	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 N. McCarthy Blvd., No. 100, Milpitas, CA	95035-5112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Table of Contents

Item 1.01. Entry into a Material Definitive Agreement.

Item 9.01 Financial Statements and Exhibits.

Signatures

Item 1.01	Entry into a Material Definitive Agreement.

On March 16, 2006, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Arques Technology, Inc., a privately-held California corporation (“Arques”), ARQ Acquisition Corporation, a newly-formed California corporation and wholly owned subsidiary of Registrant (“Merger Sub”) and, for purposes of Article 11, of the Merger Agreement only which primarily concerns indemnification, Gerome Tseng as the “Representative” of the Arques shareholders. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Arques, with Arques surviving as a wholly owned subsidiary of Registrant (the “Merger”). At the effective time of the Merger, each outstanding share of Arques common stock and preferred stock will be exchanged for a right to receive cash payment according to its liquidation preference, and each option to purchase shares of Arques common stock will be terminated. Those employees of Arques whom Registrant retains will be granted options to purchase shares of Registrant’s stock.

The up-front payment to Arques shareholders shall not exceed $8,000,000 minus certain working capital adjustments. Fifteen percent (15%) of the up-front payment will be held back and retained by Registrant for 12 months to secure the indemnification obligations of Arques to Registrant and other specified parties under the Merger Agreement arising from breaches or alleged breaches of Arques’ representations, warranties, and covenants to Registrant. In addition, there will be an earn-out based upon operating results during the first 18 full calendar months after the closing of the Merger (the “Earn-Out”), of which 80% will be paid to the shareholders of Arques and 20% will be a contingent bonus for certain employees of Arques who continue as Registrant’s employees based on their continued employment. The Earn-Out is also subject to the indemnification obligations of Arques under the Merger Agreement.

The amount of the Earn-Out is a function of the net revenues and gross margin percentage of Registrant from Arques products over the first 18 months. The “Earn-Out” is equal to the product of (a) $12,000,000, multiplied by (b) the ratio of net revenues to $16,000,000, multiplied by (c) either (i) if gross margin percentage is greater than or equal to 40%, then the ratio of gross margin percentage to 50%; or (ii) if gross margin percentage is less than 40%, then the decimal equivalent to that percentage equal to the difference between four (4) times the gross margin percentage less 80%; provided, however, the Earn-Out shall be zero either if the net revenues are less than $6,000,000 or if gross margin percentage is less than 20%. For example, if the revenues are $8 million and the gross margin is 45%, then the Earn-Out would be $5.4 million while if the revenues were $8 million and the gross margin was 35%, then the Earn-out would be $3.6 million.

The Merger is subject to several conditions, including the approval of the transaction by Arques shareholders and other customary closing conditions. In these regards, a majority of the common shareholders and holders of more than forty percent of the preferred stock of Arques have entered into a voting agreement pursuant to which they agree to vote in favor of the Merger. If the Merger has not closed by April 3, 2006, then either Registrant or Arques may terminate the Merger Agreement. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and has been unanimously approved by the boards of directors of Registrant and Arques. Registrant expects to close the Merger in April 2006. Arques shareholders who do not vote in favor of the Merger will have dissenters rights.

The Merger Agreement contains representations, warranties and covenants of both Registrant and Arques. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Registrant or Arques or any of their respective subsidiaries.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement attached hereto as Exhibit 10.23 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.23	Agreement and Plan of Merger dated March 16, 2006 by and among the Registrant, Arques Technology, Inc., ARQ Acquisition Corporation and, for purposes of Article 11 only, Gerome Tseng, as the Representative.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 21st day of March, 2006.

CALIFORNIA MICRO DEVICES CORPORATION

(Registrant)

By:	/s/ ROBERT V. DICKINSON
Robert V. Dickinson
President and Chief Executive Officer

Exhibit Index

Exhibit	Description
10.23	Agreement and Plan of Merger dated March 16, 2006 by and among the Registrant, Arques Technology, Inc., ARQ Acquisition Corporation and, for purposes of Article 11 only, Gerome Tseng, as the Representative.